EXHIBIT 10.1
Dynatrace Austria GmbH
Am Fünfundzwanziger Turm 20
4020 Linz, Austria
+43 732 908 208
austria@dynatrace.com, www.dynatrace.com

TRANSITION AND TERMINATION AGREEMENT
by and between
Dynatrace Austria GmbH Am Fünfundzwanziger Turm 20 4020 Linz, Austria (the "Employer")
and
Mag. Matthias Dollentz-Scharer [********] [********], Austria (the "Employee") The Employer and the Employee are collectively referred to as the "Parties" and individually as a "Party"

I.Preamble
The Employee has informed the Employer of his wish to terminate his employment relationship. To provide a seamless transition, the Parties have agreed to mutually terminate the employment relationship through this Transition and Termination Agreement (this "Agreement").
1Termination of Employment
1.1    The Employer and the Employee hereby agree to mutually terminate the existing employment relationship with effect as of 30 September 2025 (the "Termination Date"), subject to the provisions of this Agreement.

1.2    For the avoidance of doubt, the Employer's right to terminate the employment relationship with immediate effect for good cause remains unaffected by this Agreement. Further, the Employee may terminate the employment relationship prior to the Termination Date observing the contractual notice period of three months with effect as of the last day of each calendar month (in either case, such earlier actual date, the "Prior Termination Date").
2Transition Period
2.1Following the execution of this Agreement, the Employee's departure will be announced externally as required by Dynatrace, Inc. (the ultimate parent company of the Employer) and internally within the Dynatrace group of companies (collectively, “Dynatrace”) by a communication sent out by Dynatrace after consultation with the Employee on the date and wording of this communication. The Parties currently plan for such announcement and communication to occur on or prior to 12 May 2025.
2.2The Employee will continue in his role as Executive Vice President, Chief Customer Officer ("CCO") until 12 May 2025 (the "Transition Date") or an earlier Prior Termination Date. If a new CCO is hired and commences their employment with Dynatrace prior to the Transition Date, the Employee will continue in his role as CCO until the new CCO commences employment (the "Earlier Transition Date").
2.3    For the period between the Transition Date or the Earlier Transition Date through 30 June 2025, or an earlier Prior Termination Date, the Employee will act in an Executive Advisor capacity for the Employer. In this capacity, the Employee shall serve in such capacity and provide such transition assistance as Dynatrace’s Chief Executive Officer or the New CCO may reasonably request. The Employee will cease to be an officer of Dynatrace, Inc. and a director of one of its subsidiaries no later than 30 June 2025 or an earlier Prior Termination Date.

3Holiday
3.1    The Employee will consume his unused vacation days during the period from 1 July 2025 to the Termination Date or an earlier Prior Termination Date. Any open holiday entitlement left after the consumption of these vacation days (if any) will be settled with the final account.

3.2    If the employment agreement ends prior to the commencement of the holiday, according to item 3.1 any open holiday entitlements (if any) will be settled with the final account.
4Compensation
4.1The Employee shall receive his current monthly remuneration until the Termination Date or an earlier Prior Termination Date, including a pro-rated 13th and 14th month salary based on the number of calendar days of his completed employment service.
4.2The Employer shall reimburse Employee for any outstanding, reasonable business expenses that Employee has incurred up to the Termination Date or earlier Prior Termination Date in accordance with Dynatrace’s Global Travel and Expense Policy.
4.3The Employee shall receive a payout for his short-term incentive award for Dynatrace’s fiscal year 2025 (i.e., 1 April 2024 – 31 March 2025) in accordance with Item IV.3 of the Employment Contract between the Employee and the Employer dated 19 September 2019 (the "Employment Contract") and subject to the applicable terms and conditions of such award. The Employee and Employer expressly agree that the Employee is not entitled to any incentive compensation, short-term or long-term, for Dynatrace’s fiscal year 2026 (i.e., 1 April 2025 – 31 March 2026).
4.4Upon payment of these amounts, (a) any and all premium or bonus entitlements of the Employee, especially all entitlements in connection with incentive compensation, as well as any other remuneration payments, shall be fully compensated; and (b) the Employee shall have no claim whatsoever against the Employer or any of its affiliated companies related to further payments.
4.5It is explicitly stated that the employment relationship is subject to the "new severance payment system" in accordance with the Company Employee and Self-Employed Pension Act (BMSVG). With this, the Employer shall not be obliged to any statutory severance payment vis-à-vis the Employee as a result of the termination of employment.

5Equity Awards
5.1Up to the Termination Date or an earlier Prior Termination Date, the Employee will continue to vest in his outstanding equity awards in accordance with the terms and conditions of the applicable Dynatrace equity incentive plan(s) and the applicable award agreement(s) (collectively, the "Equity Documents"). For the avoidance of doubt, the Parties expressly agree that no additional rights will arise or vest after the Termination Date or an earlier Prior Termination Date.
6Post-contractual obligations
6.1The Employee confirms that he is obliged to comply with the following post-contractual non-competition and non-enticement clauses as set out in Item IX, Sections 1 and 2 of the Employment Contract:
The Employee is obliged not to engage in any dependent or self-employed activity during his employment as well as the following 12 months after termination of employment in the branch of business of the Employer without his written consent. The Employee is also obliged not to participate, directly or indirectly, in a business engaged in the business of the Employer. This shall not apply to Employee's ownership of not more than 5 % of the outstanding stock of a public company.
Furthermore, the Employee is obliged not to contact or hire customers or employees of the Employer for the purpose of initiating business during his employment as well as the following 12 months after termination of employment. In particular, the Employee is prohibited from employing or engaging employees of the Employer in any form whatsoever.
6.2The Employee shall not in any way discredit in public, through the media, particularly social media, or otherwise, the Employer or any of the Employer's or affiliated companies' present or former staff, present or former management, present or former directors, present, former, or prospective customers or suppliers or any of their business dealings in a way that could be expected to have a negative impact on the businesses of the Employer or its affiliated companies.
6.3During and after the Employee’s employment, the Employee shall cooperate fully with the Employer and its affiliated companies in (a) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer or any of its affiliated companies which relate to events or occurrences that transpired while the Employee was employed by the Employer; and (b) the investigation, whether internal or external, of any matters about which the Employer believes the Employee may have knowledge or information. The Employee’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Employer or any of its affiliated companies at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Employer and any of its affiliated companies in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Employer. The Employer shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Item 6.3. The Employer agrees further that if the Employee is required to devote twenty (20) hours or more to fulfill the obligations set forth in this Item 6.3 after the Termination Date or an earlier Prior Termination Date (the “Threshold Cooperation”), it will compensate the Employee for time spent by the Employee at the request of the Employer beyond the Threshold Cooperation at an hourly rate derived from Employee’s base salary at the time of his Termination Date (or an earlier Prior Termination Date, as applicable), divided by 2,002, except that no such compensation shall be provided for time spent testifying, responding to a subpoena, or otherwise participating in any legal, regulatory or administrative proceeding. Nothing in this Item 6.3 shall be construed to limit the Employee’s legal obligations or rights in any such proceeding.
6.4Nothing in this Agreement or otherwise limits the Employee’s (a) obligation to testify truthfully in any legal proceeding; (b) right to file a charge or complaint with any federal agency or any local governmental agency or commission (together, a “Government Agency”); or (c) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. If the Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Employee’s behalf, or if any other third party pursues any claim on the Employee’s behalf, the Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Employee may have to receive a whistleblower award or bounty for information provided to the U.S. Securities and Exchange Commission.
6.5The Parties expressly agree that (a) in case of a violation of the post-contractual obligations under this Item 6, the Employer has the right to assert legal claims arising from such violation (e.g., inter alia actual damages or injunctive relief); (b) the contractual penalty agreed in Item IX, Section 3 of the Employment Contract is revoked (i.e., no contractual penalty may be claimed in case of a violation of post-contractual obligations); and (c) the Employee is not entitled to any payments in order to comply with the post-contractual obligations under this Item 6.
7Return of Property
7.1Unless otherwise agreed with the Employer, the Employee hereby agrees to return to the Employer, on or prior to the Termination Date or an earlier Prior Termination Date, any and all Dynatrace property, including, without limitation, his computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning Dynatrace, its business or its business relationships, without altering or deleting any Dynatrace customer, partner, or supplier information. Notwithstanding the foregoing, the Employee will be permitted to keep his Dynatrace-issued laptop and mobile phone so long as the Dynatrace IT team can effectively create a mirror image of each of the laptop and the mobile phone (without prior deletions or alterations) and then wipe all data off and remove it from Dynatrace’s information systems before transferring possession to the Employee. Further, Dynatrace will take reasonable steps to allow the Employee to retain his phone number on a personal phone contract. Consistent with Dynatrace’s Data Protection Policy and Employer’s data retention practices, Employee’s emails and folders will be archived.
8Confidentiality
8.1The Employee confirms his continuing confidentiality obligations as set forth in Item VIII of the Employment Contract after the Termination Date or an earlier Prior Termination Date. This obligation to confidentiality shall particularly include any and all knowledge acquired about any trade and business secrets as well as any further information in connection with any matters of interest for the Employer and its affiliated companies.
8.2The Employee further agrees to maintain confidentiality with respect to the content of this Termination Agreement.
9Miscellaneous
9.1Upon the fulfillment of the rights and obligations arising out of this Agreement, any and all claims of the Employee towards the Employer, any of the Employer's affiliated companies or present or former staff, management and directors of the Employer or any of the Employer's affiliated companies arising from the Employee’s employment relationship shall be deemed settled and compensated. Notwithstanding the foregoing, the previous sentence does not affect the Employee’s rights, if any, to indemnification by the Employer or Dynatrace, Inc. pursuant to their respective organizational documents or, if applicable, the Indemnification Agreement entered into by and between the Employee and Dynatrace, Inc., or coverage, if any, under applicable directors’ and officers’ insurance policies maintained by Dynatrace, Inc.
9.2The Employer has not made any representations to the Employee concerning any possible tax consequences of any payments made pursuant to this Agreement (i.e., no privileged taxation was promised to the Employee).
9.3If any one or more provisions of this Agreement are or become void, this shall not have any effect on the validity of the remaining provisions. The Parties shall be obliged to replace the void provision with one that reflects the economic purpose of the void provision the closest. The same shall apply for any gaps or omissions.

9.4For the sake of clarity, the Parties expressly stipulate that the regulations set out in Item XI of the Employment Contract do not apply since the Employee wishes to terminate his employment relationship without cause and the Employee is not entitled to assert any rights in this regard.
9.5No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving Party. The failure of the Employer to require the performance of any term or obligation of this Agreement, or the waiver by the Employer of any breach of this Agreement shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Employee and a duly authorized individual of the Employer.
9.6This Agreement shall be construed under and be governed in all respects by the laws of Austria.
9.7Neither the Employee nor the Employer may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Employer may assign its rights and obligations under this Agreement without the Employee’s consent to any affiliate or to any person or entity with whom the Employer shall hereafter effect a reorganization or consolidation, into which the Employer merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Employee and the Employer, and each of the Employee’s and the Employer’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Employee’s death after the Employee’s termination of employment but prior to the completion by the Employer of all payments due to the Employee under this Agreement, the Employer shall continue such payments to the Employee’s beneficiary designated in writing to the Employer prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).
9.8For the avoidance of doubt, delivery of a signed version of this Agreement by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document as well as a simple electronic signature, has the same effect as a wet signature of this Agreement (i.e., this Agreement may be validly concluded by such means).
Linz, Austria, 21 April 2025
/s/ Veronika Leibetseder                    /s/ Matthias Dollentz-Scharer

Veronika Leibetseder                        Mag. Matthias Dollentz-Scharer
for Dynatrace Austria GmbH